UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Act of 1934

Date of Report: October 25, 2004
(Date of earliest event reported)

Hawk Corporation

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-13797 (Commission File Number)	34-1608156 (I.R.S. Employer Identification Number)

200 Public Square, Suite 1500, Cleveland, Ohio 44114
(Address of principal executive offices including zip code)

(216) 861-3553
(Registrant’s telephone number, including area code)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

Tender Offer

On October 29, 2004, Hawk announced the completion of its cash tender offer for its Old Notes. The tender offer expired as scheduled at midnight, New York City time, on October 28, 2004. A total of $34,131,166, or approximately 51.5%, of the Old Notes were validly tendered prior to the expiration of the tender offer and were accepted for payment. A copy of the press release announcing the completion of the tender offer is attached as Exhibit 99.1 to this report.

Issuance of 8¾% Senior Notes and New Credit Facility.

Hawk Corporation (“Hawk”) and its subsidiary guarantors intend to issue $110 million aggregate principal amount of senior notes (the “New Notes”). Interest on the New Notes will be payable semi-annually at 8¾% per annum and the New Notes will mature in 2014. The offering is expected to close on November 1, 2004. Hawk intends to use the proceeds of the offering to refinance its 12% Senior Notes due 2006 (the “Old Notes”), to repay loans under its existing senior credit facility and to pay fees and expenses of the transaction. Concurrent with the closing of the offering, Hawk intends to enter into a new $30.0 million bank facility, with a $5.0 million letter of credit subfacility. Hawk expects the new bank facility to mature on November 1, 2009, subject to extension at Hawk’s request on an annual basis thereafter, with the consent of the lender. Hawk expects the interest rates on the new bank facility to range from 150 to 225 basis points over the London Interbank Offered Rates, or alternatively, 0 basis points over the prime rate and the commitment fee to be 25 points.

The New Notes are being sold only to qualified institutional buyers pursuant to Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”), certain accredited investors pursuant to Rule 501(a)(1), (2), (3) or (7) of the Securities Act and outside the United States pursuant to Regulation S of the Securities Act. The New Notes will not be registered under the Securities Act.

Hawk Audit Committee Determination

Hawk’s independent registered public accountant, Ernst & Young LLP (“E&Y”), has recently notified the audit committee of Hawk’s board of directors that certain non-audit work performed by an E&Y member firm in China for one of Hawk’s subsidiaries raises questions regarding E&Y’s independence with respect to its performance of audit services.

Commencing in April 2002 through January 2004, the E&Y member firm assisted Hawk’s subsidiary in China with preparing its business tax returns. In connection with this work, the E&Y member firm also assisted one employee at Hawk’s China subsidiary with his individual tax returns. During this period, E&Y disclosed to Hawk’s audit committee that its China affiliate made payments of individual income taxes on behalf of the employee to the Chinese tax authorities, and to make the required tax payments, handled Hawk funds totaling $38,000. These payment services were discontinued in January 2004, and E&Y’s China member firm returned excess funds in its control to Hawk totaling approximately $200. The E&Y member firm received fees for these individual tax return preparation and payment services totaling approximately $5,000.

Custody of the assets of an audit client is not permitted under the auditor independence rules in Regulation S-X promulgated by the Securities and Exchange Commission (the “SEC”). The audit committee of Hawk’s board of directors considered the impact that the holding and paying of Hawk funds to the Chinese tax authorities may have had on E&Y’s independence with respect to Hawk and concluded that E&Y’s independence was not compromised. In making this determination, the audit committee considered that:

•	the amount of funds involved was extremely small compared to the revenues and assets of Hawk as a whole,

•	none of the personnel from the E&Y China member firm were involved with the provision of services to Hawk as part of the audit of Hawk’s financial statements for the years ended December 31, 2003 and December 31, 2002,

•	the payment services were ministerial in nature and the payments made were for individual rather than corporate tax liabilities,

•	no conflict of interest ever existed between E&Y and Hawk, and

•	E&Y’s own conclusion that its independence was not impaired under the applicable independence rules adopted by the SEC under the Sarbanes-Oxley Act of 2002 and the Public Company Accounting Oversight Board.

In fulfillment of the audit committee’s duties pursuant to Hawk’s audit committee charter, the audit committee will continue to evaluate and review matters relevant to the maintenance of the independence of E&Y.

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Item 9.01. Financial Statements and Exhibits.

     (c) Exhibits

99.1	Press Release dated October 29, 2004

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 29, 2004	HAWK CORPORATION
	By:	/s/ Thomas A. Gilbride
Thomas A. Gilbride
Vice President – Finance and Treasurer

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EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release dated October 29, 2004